EXHIBIT 99.1

NGP Capital Resources Company Announces Third Quarter 2013 Financial Results and Portfolio Activity

HOUSTON, Texas, Nov. 7, 2013 (GLOBE NEWSWIRE) -- NGP Capital Resources Company (Nasdaq:NGPC) (the "Company") today announced its financial results for the third quarter of 2013.

Highlights for the quarter ended September 30, 2013:

Operating Results:
Total investment income: $6.0 million
Net investment income: $2.6 million, or $0.13 per share
Net unrealized appreciation on investments: $2.5 million, or $0.12 per share
Net asset value: $188.9 million, or $9.22 per share
Quarterly dividends declared: $0.16 per share

New investments in portfolio securities during the quarter: $2.2 million
Redemption of portfolio securities during the quarter: $0.8 million
Fair value of portfolio investments at September 30, 2013: $213.5 million
Weighted average yield on portfolio investments: 10.5%
Number of portfolio companies at September 30, 2013: 16

Portfolio and Investment Activity

During the third quarter of 2013, we invested $2.2 million with existing portfolio companies and received proceeds from redemption and repayments of portfolio securities totaling $0.8 million.

On October 2, 2013, we funded a $14.0 million participation in a $180.0 million Second Lien Term Loan (the "Term Loan") to a Houston-based, privately owned, independent oil and gas exploration and production company focused in the Gulf Coast region. Proceeds from the Term Loan were used to acquire producing oil and gas properties in South Louisiana. The Term Loan was issued at a 3% discount, earns interest at the greater of 10.25% or LIBOR + 9.0% per annum and matures on March 27, 2019.

We have continued to receive our share of monthly production payments from ATP Oil & Gas Corporation ("ATP"), pursuant to our limited-term overriding royalty interests (the "ORRIs") in ATP's Telemark offshore oil and gas properties, in accordance with the Bankruptcy Court's order and subject to a disgorgement agreement executed in August 2012.  As of September 30, 2013, our unrecovered investment in the ORRIs was $30.5 million, and we had received aggregate production payments of $21.7 million subject to the disgorgement agreement, $1.7 million of which was received during the third quarter of 2013. Production payments in the third quarter were lower than in previous quarters in part because production from ATP's Gomez properties ceased on April 30, 2013, and also because production from the Telemark properties was temporarily shut-in for scheduled downstream pipeline maintenance.

On October 17, 2013, the Bankruptcy Court judge approved the sale of ATP's Telemark properties and other properties operated by ATP to a newly formed company called Bennu Oil & Gas, LLC ("Bennu"), which is owned by the lenders to ATP's debtor-in-possession ("DIP") credit facility. Our ORRI continues to burden the Telemark properties, subject to a resolution of the issues in our pending lawsuit against ATP. The sale to Bennu closed on November 1, 2013.

Operating Results

Investment income totaled $6.0 million for the quarter ended September 30, 2013, decreasing 6% compared to $6.3 million in the corresponding quarter of 2012, primarily attributable to slightly lower overall average portfolio balances, partially offset by slightly higher weighted average yields.

Operating expenses for the third quarter of 2013 were $3.3 million, increasing $0.4 million, or 15%, compared to the third quarter of 2012, primarily as a result of higher base management fees on higher total asset balances and higher interest expenses on increased borrowings to support our investment portfolio. The resulting net investment income was $2.6 million, or $0.13 per share, for the quarter ended September 30, 2013, compared to $3.4 million, or $0.16 per share, for the quarter ended September 30, 2012.

During the three months ended September 30, 2013, we recorded $2.5 million, or $0.12 per share, of net unrealized appreciation on portfolio investments, primarily due to a mark-to-market increase totaling $1.9 million in the value of our investments in the publicly-traded senior unsecured notes of Talos Production, LLC and Midstates Petroleum Company.  Net increases in the estimated fair values of remaining portfolio investments totaled $0.6 million. During the three months ended September 30, 2012, we recorded net unrealized appreciation on portfolio investments totaling $7.1 million, including increases in the estimated fair value of our investments in Huff Energy Holdings, Inc. of $6.0 million, and GMX Resources, Inc. of $2.2 million, partially offset by decreases in the values of remaining investments totaling $1.1 million.

Overall, we had a net increase in net assets resulting from operations of $5.1 million, or $0.25 per share, for the three months ended September 30, 2013. After declaring dividends during the period of $0.16 per common share, our net asset value increased from $9.13 per common share as of June 30, 2013 to $9.22 per common share as of September 30, 2013.

Liquidity and Capital Resources

At September 30, 2013, we had cash and cash equivalents totaling $42.3 million. The amount outstanding under our Investment Facility at September 30, 2013 was $66.0 million and there was an additional $6.0 million available for borrowing. We repaid $23.0 million of the $66.0 million balance outstanding under the Investment Facility in October 2013. The amount outstanding under our Treasury Facility at September 30, 2013 was $45.0 million and there was no additional amount available for borrowing.  We repaid the entire balance outstanding under the Treasury Facility in October 2013.

Conference Call at 11:00 a.m. Eastern Time on November 7, 2013

We invite all interested persons to participate in our conference call on Thursday, November 7, 2013 at 11:00 a.m. Eastern Time. The dial-in number for the call is (877) 303-7617. International callers should dial (760) 666-3609. The call will also be accessible via the internet, on our Investor Relations page at www.ngpcrc.com.

NGP CAPITAL RESOURCES COMPANY
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Amounts)

	September 30,	December 31,
	2013	2012
	(Unaudited)
Assets
Investments in portfolio securities at fair value
Control investments - majority owned
(cost: $27,119 and $8,140, respectively)	$ 24,117	$ 8,608
Affiliate investments
(cost: $20,656 and $16,280, respectively)	17,799	13,153
Non-affiliate investments
(cost: $180,058 and $193,332, respectively)	171,536	191,853
Total portfolio investments	213,452	213,614
Investments in U.S. Treasury Bills at fair value
(cost: $46,000 and $45,996, respectively)	46,000	45,996
Total investments	259,452	259,610
Cash and cash equivalents	42,271	47,655
Accounts receivable and other current assets	180	732
Interest receivable	1,103	1,876
Prepaid assets	2,743	2,449
Total current assets	46,297	52,712
Total assets	$ 305,749	$ 312,322

Liabilities and net assets
Current liabilities
Accounts payable and accrued expenses	$ 1,097	$ 1,372
Management and incentive fees payable	1,405	1,305
Dividends payable	3,280	3,363
Income taxes payable	48	515
Short-term debt	45,000	45,000
Total current liabilities	50,830	51,555
Deferred tax liabilities	--	1
Long-term debt	66,000	59,500
Total liabilities	116,830	111,056
Commitments and contingencies
Net assets
Common stock, $.001 par value, 250,000,000 shares authorized;
20,499,188 and 21,020,077 shares issued and outstanding	20	21
Paid-in capital in excess of par	247,708	251,088
Undistributed net investment income (loss)	(1,179)	(1,672)
Undistributed net realized capital gain (loss)	(46,365)	(47,148)
Net unrealized appreciation (depreciation) on investments	(11,265)	(1,023)
Total net assets	188,919	201,266
Total liabilities and net assets	$ 305,749	$ 312,322
Net asset value per share	$ 9.22	$ 9.57

NGP CAPITAL RESOURCES COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)
(Unaudited)

	For The Three Months Ended		For The Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Investment income
Interest income:
Control investments - majority owned	$ 546	$ --	$ 1,439	$ --
Affiliate investments	513	451	4,568	1,260
Non-affiliate investments	3,896	4,883	12,356	14,167
Dividend income:
Non-affiliate investments	1,005	910	2,983	910
Royalty income, net of amortization:
Control investments - majority owned	19	--	34	--
Non-affiliate investments	16	124	16	432
Other income (loss)	(29)	(42)	(14)	487
Total investment income	5,966	6,326	21,382	17,256
Operating expenses
Interest expense and bank fees	655	598	2,468	1,256
Management and incentive fees	1,405	1,127	4,602	3,275
Professional fees, net of legal fees of $558, $0, $2,914 and $0
related to the ATP bankruptcy	271	272	830	794
Insurance expense	180	180	539	541
Other general and administrative expenses	811	717	2,478	2,327
Total operating expenses	3,322	2,894	10,917	8,193
Income tax provision (benefit), net	11	30	49	54
Net investment income	2,633	3,402	10,416	9,009
Net realized capital gain (loss) on investments
Control investments - majority owned	--	--	(464)	(36)
Affiliate investments	--	--	(250)	--
Non-affiliate investments	--	1,693	1,550	1,693
Benefit (provision) for taxes on realized gain (loss)	(53)	--	(53)	--
Total net realized capital gain (loss) on investments	(53)	1,693	783	1,657
Net unrealized appreciation (depreciation) on investments
Control investments - majority owned	(459)	--	(3,469)	(150)
Affiliate investments	189	(461)	270	(1,066)
Non-affiliate investments	2,741	7,596	(7,044)	8,077
Benefit (provision) for taxes on unrealized
appreciation (depreciation) on investments	--	4	1	7
Total net unrealized appreciation (depreciation)
on investments	2,471	7,139	(10,242)	6,868

Net increase in net assets resulting from operations	$ 5,051	$ 12,234	$ 957	$ 17,534

Net increase in net assets resulting from operations per common share	$ 0.25	$ 0.57	$ 0.05	$ 0.82

Dividends declared per common share	$ 0.16	$ 0.16	$ 0.48	$ 0.41
Weighted average shares outstanding - basic and diluted	20,499	21,378	20,764	21,507

	For The Three Months Ended		For The Nine Months Ended
	September 30,		September 30,
Per Share Data (1)	2013	2012	2013	2012

Net asset value, beginning of period	$ 9.13	$ 9.29	$ 9.57	$ 9.26

Net investment income	0.13	0.16	0.50	0.42
Net realized and unrealized gain (loss) on investments	0.12	0.41	(0.45)	0.40
Net increase in net assets resulting from operations	0.25	0.57	0.05	0.82

Dividends declared	(0.16)	(0.16)	(0.48)	(0.41)
Other (2)	--	--	0.08	0.03

Net asset value, end of period	$ 9.22	$ 9.70	$ 9.22	$ 9.70

(1) Per Share Data is based on weighted average number of common shares outstanding for the period.
(2) Represents the impact of common stock repurchases.

About NGP Capital Resources Company

NGP Capital Resources Company is a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. We principally invest in private companies and from time to time, we may also invest in public companies. We invest primarily in senior secured and mezzanine loans according to our business plan and in some instances receive equity interests in portfolio companies in connection with such investments. Our manager is NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management, L.L.C. ("NGP ECM"). Founded in 1988, NGP ECM is a premier investment franchise in the natural resources industry, which together with its affiliates has managed approximately $13 billion in cumulative committed capital since inception. NGP ECM's investment platform includes Natural Gas Partners, NGP Global Adaptation Partners, NGP Capital Resources Company and NGP Energy Technology Partners, L.P. www.ngpenergycapital.com.

Forward-Looking Statements

This press release may contain forward-looking statements. We may use words such as "anticipates," "believes," "intends," "plans," "expects," "projects," "estimates," "will," "should," "may" and similar expressions to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, regulatory factors, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC").

You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update our forward-looking statements made herein, unless required by law.

Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the Company carefully before investing. Such information and other information about us is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in prospectuses we issue from time to time in connection with our offering of securities. Such materials are filed with the SEC and copies are available on the SEC's website, www.sec.gov, and in the Investor Relations section of our website at www.ngpcrc.com. Prospective investors should read such materials carefully before investing.

CONTACT: INVESTMENT CONTACT:
         Please send investment proposals to:
         NGP Capital Resources Company 713-752-0062
         Steve Gardner (sgardner@ngpcrc.com),
         Michael Brown (mbrown@ngpcrc.com), or
         Hans Hubbard (hhubbard@ngpcrc.com)

         INVESTOR RELATIONS CONTACT:
         L. Scott Biar (investor_relations@ngpcrc.com)
         713-752-0062